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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE



        iVillage Reaffirms Positive Fourth Quarter 2003 Business Outlook

NEW YORK - December 1, 2003 - iVillage Inc. (Nasdaq: IVIL), The Internet For Women(TM), a leading women's media company and the number one source for women's information online, today reconfirmed its previously issued business outlook for the fourth quarter 2003.

iVillage expects that revenue will increase sequentially in the double-digit range for the quarter ending December 31, 2003. The Company also anticipates a continued decrease in net loss for the same period.

Douglas W. McCormick, Chairman & Chief Executive Officer, iVillage Inc., commented, "iVillage's business is tracking positively based on our unique content and platform that enables advertisers to connect with women who are continually migrating to the Internet. These factors combined with continued strong momentum in Internet advertising allows us to reaffirm our positive financial outlook for the fourth quarter 2003. We continue to work hard to grow revenues while containing costs and look forward to becoming net income positive by the end of 2004."

"We're going to leave a quarter with more cash than we entered it, without doing a fundraising," stated McCormick regarding the Company's current quarter in this week's issue of The Deal.

iVillage is slated to issue its fourth quarter and year-end 2003 financial results in early February 2004.

About iVillage Inc.
iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage operates the iVillage.com Web site, Women.com Networks, Inc. (operator of the Women.com Web site), iVillage Parenting Network, Inc., Public Affairs Group, Inc., Promotions.com, Inc., iVillage Consulting (formerly iVillage Solutions), and Knowledgeweb, Inc. (operator of the Astrology.com Web site). iVillage.com and Women.com are leading women's online destinations providing practical solutions and everyday support for women 18 and over. iVillage Parenting Network is a holding company for Lamaze Publishing Company, a publisher of advertiser supported educational materials for expectant and new parents, and iVillage Integrated Properties, Inc., the operator of The Newborn Channel, a satellite television network broadcast in approximately 1,100 hospitals nationwide, and the publisher of Baby Steps magazine. Public Affairs Group is comprised of three divisions: Business Women's Network, Diversity Best Practices and Best Practices in Corporate Communications, each offering extensive databases of pertinent information to subscribing companies and members. Promotions.com provides promotions and direct marketing programs that are integrated with customers' offline marketing initiatives.



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iVillage.com is organized into channels and communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The major content areas include Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Horoscopes, Money, Parenting, Pets, Pregnancy, Quizzes, Relationships and Work. iVillage facilitates use across content areas by providing a similar look and feel within each area and across the network, resulting in a consistent and strongly branded Web site.

Established in 1995 and headquartered in New York City, iVillage Inc. (Nasdaq:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as personal homepages, message boards and other community tools.

Average monthly page views for the iVillage Network of Web sites totaled nearly 345 million for the quarter ended September 30, 2003. In October 2003, according to comScore Media Metrix, iVillage ranked 32nd among the top 100 Web and Digital Media properties with more than 14 million unique visitors in the United States and had an average reach of more than 9% of the total online population. Also according to comScore Media Metrix, during this period visitors returned an average of nearly 3 times per month.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

CONTACT:
iVillage Inc.
Carl Fischer
212.600.6502
cfischer@mail.ivillage.com


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